Exhibit 10.1

Compensation Arrangements

Non-Employee Members of Board of Managers

On March 9, 2005, the Board of Managers of Allied Security Holdings LLC (the "Company") adopted a compensation arrangement for the independent members of the Board of Managers pursuant to which such independent members would receive compensation for 2005 Board membership of $50,000 and $1,000 for each Board meeting attended. The Audit Committee Chairperson would also receive $10,000 and each other committee chairperson would receive $5,000 for their service as chairpersons, and each committee member would receive $1,000 for each committee meeting attended.

Senior Management

Effective May 6, 2005, the Company caused to be increased base salaries for fiscal year 2005 payable to its Chief Financial Officer, William A. Torzolini, and its Executive Vice President, Mark P. Desrosiers, in each case as part of annual salary increases. Mr. Torzolini's salary increased from $245,000 per annum to $290,000 per annum, and Mr. Desrosiers' base salary increased from $215,000 per annum to $235,000 per annum.